EXHIBIT 99.1

Press Release issued by the Registrant 4/15/03

NeoGenomics, Inc. announces agreements for equity investment and for up to $1.5 million in debt financing to provide funding for its business plan

Naples, Florida – April 15, 2003 – NeoGenomics, Inc (OTC BB:NGNM, formerly NOGN) announced today that it has entered into agreements which will provide new funding for the Company’s business plan. Under the terms of the agreements, Medical Venture Partners, LLC, a Naples, Florida based venture capital group, and its principals will purchase common stock from the Company representing approximately 75% of the Company’s outstanding shares, and make available up to $1.5 million of debt financing in the form of a revolving credit facility available to the Company. The debt financing and a substantial portion of the equity investment are being made through MVP 3, LP, a fund controlled by Medical Venture Partners. The other investors are Steven Jones, Larry Kuhnert and John Elliott. The transactions are scheduled to close on April 16, 2003.

Under the terms of the loan agreement, the Company will be able to borrow up to 80% of its accounts receivable that are less than 90 days old, 50% of its net property, plant and equipment balance, and up to $500,000 on an unsecured basis. As a condition to these transactions, NeoGenomics, Dr. Michael Dent (the President of NeoGenomics), MVP 3 LP and the principals of Medical Venture Partners have entered into a shareholders agreement that provides that MVP 3, LP will have the right to appoint up to four of seven directors of the Company. The Company has also entered into a Registration Rights Agreement with MVP 3 LP and the principals of Medical Venture Partners granting them certain demand and piggyback registration rights.

Dr. Dent and the Company have entered into a new employment agreement appointing Dr. Dent as President and Chief Medical Officer of the Company for an initial term of 12 months, subject to renewal. Dr. Dent’s salary under the new employment agreement will be equal to 20% of net cash flow provided by operating activities, up to a maximum of $20,000 per month, plus an incentive bonus.

The Company also announced that it has terminated all previous agreements with Tampa Bay Financial, Inc. and that Carl L. Smith had resigned from its Board of Directors.

In addition, the Company announced that Dr. Dent had agreed to cancel his option agreement with the Company, effective as of October 1, 2002.

Dr. Michael Dent, President of NeoGenomics, said, “Since the fall of 2002, the Company has been unable to implement important parts of its business plan because Tampa Bay Financial failed to provide funding at the times and in the amounts set forth in the Company’s agreement with Tampa Bay. As a result, the Company encountered severe liquidity problems. To assist the Company, I arranged for my medical practice to advance $120,000 to the Company. I also agreed to defer my salary.”

“During the fall of 2002, the Company began to actively seek new sources of funding. We considered a variety of different investment proposals from potential investors.”

“We ultimately determined that the proposal from Medical Venture Partners was superior for several significant reasons. First and most importantly, it addresses our immediate working capital needs and it provides for funding for the next phase of our business plan. It also provides us with access and assistance from the three principals of Medical Venture Partners, who have over 40 years experience in the aggregate in investing in healthcare companies. Finally, under their proposal, Medical Venture Partners’ affiliates made available approximately $180,000 in bridge loans from December 2002 through April 2003, which provided us with the necessary liquidity to transition to a new funding source. While we are aware that this transaction is highly dilutive to existing shareholders, the other proposals were also significantly dilutive, and did not provide us with the same level of funding and management support.”

John Elliott, a partner with Medical Venture Partners, said “NeoGenomics is a terrific company with an exciting business plan. It is our hope that the Company can now get down to the business of building a world class testing laboratory and research facility. The business plan which we will fund provides for some fairly aggressive targets based on our perception of the market opportunity. We have structured this transaction so that everyone’s interests are aligned to make NeoGenomics profitable as soon as possible.”

As part of the transaction, the Company will issue 9,303,279 shares to MVP 3, LP, and 1,541,261 shares each to Steven Jones, Larry Kuhnert and John Elliott at a price of $0.01 per share, or an aggregate of $139,270. These amounts take into account the Company’s recently announced 1 for 100 reverse stock split, which is scheduled to become effective on April 16th. After taking into account this stock split and the new transaction, the outstanding number of common shares will be 18,409,416.

As a result of this transaction, the Company has been unable to complete its annual report on Form 10-KSB. As of this time, the Company expects that the Form 10-KSB will be filed before the end of April. All of the relevant agreements that comprise the above transactions will be filed with the SEC on Form 8-K.

Investor Relations Contact:
 NeoGenomics, Inc.
 Michael Dent, M.D.
 (239) 513-9612

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the Company’s ability to borrow in full under the loan agreement with MVP, the Company’s ability to continue growing its laboratory operations, develop useful applications from its planned research and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

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